Exhibit 4.1

STAPLED CONTINGENT VALUE RIGHTS AGREEMENT

This STAPLED CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of October 8, 2026, is entered into by and between Atossa Therapeutics, Inc., a Delaware corporation (the “Company”), and VStock Transfer, LLC, a California limited liability company, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company has received rare pediatric disease designation from the FDA for its product candidate (Z)-endoxifen for the treatment of Duchenne muscular dystrophy and for the treatment of McCune-Albright syndrome and, if the FDA approves a qualifying marketing application prior to the sunset of the applicable voucher program, may be awarded one or more priority review vouchers;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to commit to distribute to the holders of Common Stock a portion of the net proceeds of any monetization of the first voucher that the Company may be awarded, and to evidence that commitment through contingent value rights that, unless and until detached in accordance with this Agreement, are attached to and transferable only together with the shares of Common Stock;

WHEREAS, the Board authorized and declared a dividend of one CVR for each share of Common Stock outstanding at the Close of Business on the Record Date, and authorized the issuance of one CVR in respect of each share of Common Stock that becomes outstanding after the Record Date and prior to the earlier of the Detachment Date and the Expiration Date, in each case upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the Company desires to have the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the CVRs as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1

DEFINITIONS
Section 1.1
Definitions. As used in this Agreement, the following terms have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than 30% of the outstanding CVRs, as reflected on the CVR Register (or, prior to the Detachment Date, Holders of not less than 30% of the outstanding shares of Common Stock, in respect of the CVRs attached thereto, together with the Holders of any CVRs registered on a separate register pursuant to Section 2.5(b), voting together as a single class on the basis of one vote for each CVR). For purposes of this definition and Article 6, a beneficial owner of CVRs held through DTC or another nominee shall be entitled to act as the Holder of such CVRs upon delivery to the Company (with a copy to the Rights Agent) of reasonable evidence of such beneficial ownership, including a certification of the applicable DTC participant. Notwithstanding the foregoing, the Rights Agent shall treat Cede & Co., as nominee of DTC, as a single Holder of record in respect of all CVRs (and, prior to the Detachment Date, all shares of Common Stock) held through DTC, and the Rights Agent shall have no obligation to obtain, maintain or verify any information regarding the beneficial owners of CVRs held through DTC or any other nominee. Any determination as to whether the Acting Holders have acted in reliance on evidence of beneficial ownership delivered pursuant to the second sentence shall be made by the Company, and the Rights Agent may rely conclusively on a certificate of the Company as to such determination.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors of the Company or any committee thereof duly authorized to act on its behalf with respect to the matters in question.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Change of Control” means (a) any merger, consolidation, share exchange or similar transaction involving the Company as a result of which the holders of the voting securities of the Company immediately prior to such transaction hold less than 50% of the voting power of the surviving or resulting entity (or its ultimate parent) immediately after such transaction, (b) any sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, or (c) the acquisition by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 50% of the voting power of the outstanding voting securities of the Company.

“Close of Business” means 5:00 p.m., New York City time, on the applicable date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.18 per share, of the Company.

“Company” has the meaning set forth in the preamble and, from and after any succession pursuant to Article 7, includes any successor thereto.

“Company Program” means (a) (Z)-endoxifen for the prevention or treatment of Duchenne muscular dystrophy, (b) (Z)-endoxifen for the prevention or treatment of McCune-Albright syndrome and (c) any other product candidate that is being developed by the Company or any of its Subsidiaries as of the date of this Agreement, in each case including any successor, reformulated, modified or combination version thereof and any other indication for which such product candidate is developed.

“Company Use” means the submission by the Company or any of its Affiliates of a Qualifying Voucher to the FDA to obtain priority review of a marketing application of the Company or such Affiliate.

“CVR” means a contingent contractual right to receive CVR Payments upon the terms and subject to the conditions of this Agreement, whether such right is, at the relevant time, attached to a share of Common Stock or is a Detached CVR.

“CVR Payment” means, with respect to any Monetization Event (or any receipt of Gross Proceeds in respect thereof), an aggregate cash payment equal to the Sharing Percentage of the Net Proceeds of such Monetization Event (or such receipt), as such amount may be reduced pursuant to Section 3.2.

“CVR Payment Amount” means, with respect to any CVR Payment and any Holder, an amount equal to (a) such CVR Payment divided by the total number of CVRs outstanding as of the applicable CVR Payment Record Date, multiplied by (b) the number of CVRs held by such Holder as of such CVR Payment Record Date.

“CVR Payment Date” has the meaning set forth in Section 3.1(c).

“CVR Payment Record Date” has the meaning set forth in Section 3.1(c).

“CVR Payment Statement” has the meaning set forth in Section 3.1(b).

“CVR Register” has the meaning set forth in Section 2.3(d)(i).

“Deemed Monetization” means (a) a Company Use of a Qualifying Voucher or (b) the consummation of a Change of Control at a time when the Company or any of its Affiliates holds a Qualifying Voucher that has not been the subject of a Voucher Sale, in each case where the Company and its Affiliates do not receive cash consideration specifically attributable to such Qualifying Voucher.

“Detached CVR” means a CVR from and after the Detachment Date.

“Detachment” has the meaning set forth in Section 2.3(a).

“Detachment Date” means the Close of Business on the Detachment Record Date.

“Detachment Notice” has the meaning set forth in Section 2.3(c).

“Detachment Record Date” has the meaning set forth in Section 2.3(a)(i).

“DGCL” means the General Corporation Law of the State of Delaware.

“DTC” means The Depository Trust Company or any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 8.1(a).

“Fair Market Value” means, with respect to a Qualifying Voucher that is the subject of a Deemed Monetization, the cash price at which such Qualifying Voucher would be sold in an arm’s-length transaction between a willing seller and a willing buyer, neither under compulsion, as of the date of the Deemed Monetization, as determined by an Independent Financial Advisor, which determination shall take into account the prices paid in publicly disclosed sales of priority review vouchers during the 24 months preceding such date and shall be final and binding on the Company and the Holders absent manifest error.

“FDA” means the United States Food and Drug Administration or any successor agency.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended.

“Gross Proceeds” means, with respect to any Monetization Event, without duplication, (a) all cash consideration actually received by the Company or any of its Affiliates in respect of the Qualifying Voucher in such Monetization Event, including any deferred, contingent, escrowed or installment consideration when and as actually received, (b) the fair market value, as determined in good faith by the Board, of any non-cash consideration actually received by the Company or any of its Affiliates in respect of such Qualifying Voucher; provided that non-cash consideration shall be included in Gross Proceeds only when and to the extent it is sold, redeemed or otherwise converted into cash by the Company or any of its Affiliates or, if earlier, on the second anniversary of its receipt, valued at its fair market value at such time, and (c) in the case of a Deemed Monetization, the Fair Market Value of the applicable Qualifying Voucher. If a Qualifying Voucher is sold, assigned or transferred together with other assets or rights, or as part of a broader transaction, Gross Proceeds shall include only the portion of the aggregate consideration that is attributable to the Qualifying Voucher, as allocated in good faith by the Board with the advice of an Independent Financial Advisor, which allocation shall be final and binding on the Holders absent manifest error.

“Holder” means (a) prior to the Detachment Date, each Person who is a holder of record of shares of Common Stock, as reflected in the stock ledger of the Company maintained by the Transfer Agent, in respect of the CVRs attached to such shares, (b) from and after the Detachment Date, each Person in whose name Detached CVRs are registered in the CVR Register, and (c) with respect to any CVRs registered on a separate register pursuant to Section 2.5(b), the Person in whose name such CVRs are so registered.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Financial Advisor” means a nationally recognized investment banking, accounting or valuation firm that has not been engaged by the Company or any of its Affiliates during the two years preceding its selection (other than in connection with this Agreement), selected by the Board.

“Monetization Event” means the consummation of a Voucher Sale or, in the case of a Deemed Monetization, the delivery of the determination of Fair Market Value pursuant to Section 3.6, with respect to a Qualifying Voucher.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Proceeds” means, with respect to any Monetization Event, the Gross Proceeds of such Monetization Event less the Permitted Deductions applicable thereto. To the extent that Permitted Deductions exceed the Gross Proceeds received in any period, the excess shall be carried forward and applied against Gross Proceeds subsequently received in respect of the same Monetization Event. In no event shall Net Proceeds in respect of any Monetization Event (or any receipt of Gross Proceeds) be less than zero, and in no event shall any Holder be required to return any amount previously paid to it. Where a Permitted Deduction relates to more than one Voucher, including a Qualifying Voucher, or to a Qualifying Voucher together with other assets or rights, only the portion reasonably allocable to the applicable Qualifying Voucher shall be taken into account. If the Company or any of its Affiliates receives a refund or credit of any Tax that was taken into account as a Permitted Deduction, or if any Tax or expense taken into account as a Permitted Deduction on an estimated or reserved basis is subsequently determined to be less than the amount so taken into account, the amount of such refund, credit or reduction shall be treated as Gross Proceeds received in respect of the applicable Monetization Event at the time of such receipt or determination.

“Non-Transferable Detached CVR” has the meaning set forth in Section 2.3(a)(ii).

“Outside Date” means the Close of Business on December 31, 2036, as such date may be extended by the Board pursuant to Section 8.1(b).

“Payment Cap” has the meaning set forth in Section 3.2.

“Permitted Deductions” means, with respect to any Monetization Event, without duplication, the sum of: (a) all fees, commissions and out-of-pocket costs and expenses paid or payable by the Company or its Affiliates to third parties in connection with the negotiation, documentation and consummation of such Monetization Event, including the fees and expenses of brokers, finders, investment bankers, legal counsel, accountants and other advisors and any filing fees under the HSR Act or other applicable antitrust or regulatory laws; (b) any Taxes imposed on or measured by the Gross Proceeds and payable in cash by the Company or its Affiliates and, without duplication, any income or similar Taxes payable in cash by the Company or its Affiliates that would not have been incurred but for the receipt of the Gross Proceeds, in each case computed on the basis of the gain recognized from such Monetization Event after taking into account any net operating loss carryforwards and other Tax attributes of the Company and its Affiliates available to offset such gain (after giving effect to any limitation on the use of such attributes, including under Section 382 of the Code), as determined by the Company in good faith with the advice of its tax advisors; (c) any indemnification, purchase price adjustment or similar payment actually made by the Company or any of its Affiliates in respect of claims under the applicable Voucher Sale Agreement, and any portion of Gross Proceeds actually received that is reasonably reserved by the Company against a then-pending claim under such Voucher Sale Agreement (which reserved amount shall cease to constitute a Permitted Deduction, and shall be treated as Gross

Proceeds received, at the time the reserve is released); it being understood that amounts held in escrow or held back by the purchaser are excluded from Gross Proceeds under clause (a) of the definition thereof until actually received and shall not also constitute Permitted Deductions; and (d) the fees and expenses of the Rights Agent and any Independent Financial Advisor and other reasonable third-party costs incurred by the Company in administering this Agreement and effecting the CVR Payment; provided that Permitted Deductions under this clause (d) shall not include any internal costs or overhead of, or compensation payable to employees of, the Company or any of its Affiliates.

“Permitted Transfer” means a transfer of a Detached CVR (a) upon the death of a Holder by will or intestacy, (b) pursuant to a court order, (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (d) in the case of Detached CVRs held in book-entry or other nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent permitted by DTC, or (e) to the Company pursuant to Section 2.7.

“Person” means any individual, corporation, partnership, limited liability company, trust, association, unincorporated organization, governmental authority or other entity.

“Qualifying Voucher” means the first Voucher awarded by the FDA on or prior to the Outside Date in respect of the approval of a marketing application for a Company Program, whether such Voucher is awarded to the Company, to any Subsidiary of the Company or to any other Person to which the Company or any Subsidiary of the Company has transferred, licensed or sublicensed such Company Program (or the related rare pediatric disease or other designation) prior to such approval; provided that no Voucher awarded in respect of a product candidate or program of an acquiring Person or any of its Affiliates (other than a Company Program) shall constitute a Qualifying Voucher by reason of such Person becoming an Affiliate of the Company.

“Record Date” means the Close of Business on Monday, October 19, 2026.

“Rights Agent” has the meaning set forth in the preamble and includes any successor Rights Agent appointed pursuant to Section 4.4.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sharing Percentage” means 25%.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means any and all federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including income, gross receipts, franchise, transfer, sales, use, value added and withholding taxes, together with all interest, penalties and additions imposed with respect thereto.

“Transfer Agent” means the transfer agent and registrar for the Common Stock from time to time.

“Transferable Detached CVR” has the meaning set forth in Section 2.3(a)(ii).

“Voucher” means a priority review voucher issued by the FDA under Section 524, Section 529 or Section 565A of the FDCA, or under any successor or similar provision of law providing for the award of a transferable priority review voucher.

“Voucher Sale” means any sale, assignment, transfer or other disposition, for consideration, of a Qualifying Voucher by the Company or any of its Affiliates to any Person that is not an Affiliate of the Company, whether in a single transaction or as part of a broader transaction and whether effected directly or indirectly (including through the sale of the equity interests of a Subsidiary that holds such Qualifying Voucher), but excluding any Company Use.

“Voucher Sale Agreement” means the definitive agreement providing for a Voucher Sale.

“Warrant” has the meaning set forth in Section 2.5(b).

Section 1.2
Rules of Construction. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation”; the word “or” is not exclusive; and the words “hereof,” “herein” and “hereunder” refer to this Agreement as a whole. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement. References to any law are to such law as amended and to the rules and regulations promulgated thereunder, and references to any agreement are to such agreement as amended from time to time in accordance with its terms. References to “$” are to United States dollars. In the event of any stock split, reverse stock split, stock dividend, reclassification or similar event affecting the Common Stock prior to the Detachment Date, the number of CVRs shall automatically adjust so that one CVR remains attached to each outstanding share of Common Stock; no adjustment shall be made to the number of Detached CVRs by reason of any such event occurring after the Detachment Date.
Article 2

THE CVRS
Section 2.1
Declaration and Issuance of CVRs.
(a)
The Board has declared a dividend of one CVR in respect of each share of Common Stock outstanding at the Close of Business on the Record Date. In addition, one CVR shall be issued in respect of each share of Common Stock that is issued or otherwise becomes outstanding after the Record Date and prior to the earlier of the Detachment Date and the Expiration Date, automatically upon the issuance of such share and without further action of the Board or the Company.

(b)
Except as provided in Section 2.5, no CVR shall be issued in respect of any share of Common Stock that becomes outstanding after the earlier of the Detachment Date and the Expiration Date.
Section 2.2
CVRs Attached to Common Stock Prior to Detachment.
(a)
From the Record Date until the Detachment Date (or, if no Detachment occurs, until the Expiration Date):
(i)
the CVRs shall be evidenced solely by the certificates representing shares of Common Stock or, in the case of uncertificated shares, by the book-entry positions representing shares of Common Stock in the records of the Transfer Agent (including the position of Cede & Co., as nominee of DTC), and not by any separate certificate, instrument or register;
(ii)
the registered holders of shares of Common Stock shall be the Holders of the CVRs attached thereto, and the Rights Agent shall have no obligation to maintain any register of CVRs;
(iii)
each CVR shall be attached to, and shall be transferable only together with, the share of Common Stock in respect of which it was issued; the transfer of any share of Common Stock shall constitute the transfer of the CVR attached thereto; and any purported transfer of a CVR separately from the share of Common Stock to which it is attached shall be void ab initio;
(iv)
no separate CUSIP number shall be obtained for, and the Company shall not apply to list or otherwise facilitate any separate trading market for, the CVRs; and
(v)
upon the acquisition by the Company of any share of Common Stock (whether by repurchase, redemption, forfeiture or otherwise), the CVR attached to such share shall automatically be cancelled and shall cease to be outstanding.
(b)
Certificates for shares of Common Stock issued after the Record Date and prior to the Detachment Date (or, if no Detachment occurs, the Expiration Date) shall bear a legend substantially in the form set forth in Exhibit A, and, with respect to uncertificated shares, the Company shall cause a notation substantially to the effect of such legend to be included in the ownership statements or transaction advices delivered by the Transfer Agent to holders of record, in each case to the extent practicable. The omission of any such legend or notation shall not affect the validity of any CVR or the enforceability of this Agreement.
(c)
The Company shall deliver to Nasdaq, DTC and the Transfer Agent such notices and information regarding the CVRs as may be required by applicable law or by the rules of Nasdaq or DTC, or as the Company otherwise deems advisable.
Section 2.3
Detachment.
(a)
Board Election. The Board may, at any time prior to the Expiration Date and in its sole discretion, elect by resolution to cause the CVRs to be detached from the Common Stock (a “Detachment”). Any resolution effecting a Detachment shall specify:

(i)
the date as of which the Holders entitled to receive Detached CVRs shall be determined (the “Detachment Record Date”), which shall be a date not fewer than 10 Business Days after the date on which the Detachment Notice is first publicly disseminated and which shall not fall within the period beginning on any CVR Payment Record Date and ending on the corresponding CVR Payment Date;
(ii)
whether the Detached CVRs shall be freely transferable, subject to Section 2.4(a) (“Transferable Detached CVRs”), or shall be transferable only pursuant to Permitted Transfers (“Non-Transferable Detached CVRs”);
(iii)
in the case of Transferable Detached CVRs, whether the Company will seek to list the Detached CVRs on Nasdaq or another national securities exchange or to facilitate their quotation on an over-the-counter market; and
(iv)
such other procedures and administrative matters relating to the Detachment, not inconsistent with this Agreement, as the Board deems appropriate.
(b)
Except as provided in Section 7.3, the Board shall have no obligation to effect a Detachment, and nothing in this Agreement shall be construed to require the Board to do so at any time or under any circumstances. For the avoidance of doubt, unless and until a Detachment occurs, (i) shares of Common Stock issued after the award of a Qualifying Voucher, and after the consummation of a Monetization Event, will carry CVRs in accordance with Section 2.1(a) and will participate in each CVR Payment for which the CVR Payment Record Date occurs while such shares are outstanding, and (ii) the population of Holders entitled to participate will be determined separately for each CVR Payment. If no Detachment occurs, the CVRs shall remain attached to the Common Stock until the Expiration Date and CVR Payments shall be made in accordance with Section 3.1(d).
(c)
Notice. Promptly following the adoption of any resolution effecting a Detachment, and in any event not fewer than 10 Business Days prior to the Detachment Record Date, the Company shall (i) publicly announce the Detachment, by press release or by filing with the SEC, including a description of the matters specified in Section 2.3(a) (a “Detachment Notice”), (ii) deliver written notice of the Detachment to the Rights Agent, the Transfer Agent, Nasdaq and DTC, and (iii) provide such additional notice to Nasdaq and DTC as may be required under their respective rules. Until the Rights Agent has received written notice of a Detachment from the Company, the Rights Agent may conclusively presume that no Detachment has occurred.
(d)
Effect of Detachment. From and after the Detachment Date:
(i)
the CVRs shall cease to be attached to the shares of Common Stock and shall be evidenced solely by book-entry positions in a register of Detached CVRs to be created and maintained by the Rights Agent (the “CVR Register”), which shall initially reflect one Detached CVR for each share of Common Stock held of record at the Close of Business on the Detachment Record Date, registered in the name of the holder of record of such share (including a single position in the name of Cede & Co. in respect of shares held through DTC);

(ii)
the transfer of a share of Common Stock shall not constitute or effect the transfer of any CVR, and shares of Common Stock issued after the Detachment Date shall not carry CVRs;
(iii)
the Rights Agent shall, at the expense of the Company and as promptly as practicable, mail or otherwise deliver to each Holder a statement of holding reflecting the Detached CVRs registered in such Holder’s name;
(iv)
the Company shall obtain a CUSIP number for the Detached CVRs and, in the case of Transferable Detached CVRs and subject to Section 2.3(e), shall use commercially reasonable efforts to cause the Detached CVRs to be eligible for deposit and book-entry transfer through DTC; and
(v)
the Detached CVRs shall be transferable only as provided in Section 2.4.
(e)
Registration and Listing of Transferable Detached CVRs. If the Board elects to cause the Detached CVRs to be Transferable Detached CVRs and to seek their listing, the Company shall use commercially reasonable efforts to (i) register the Detached CVRs under Section 12(b) of the Exchange Act by filing a registration statement on Form 8-A (or any successor form) and (ii) cause the Detached CVRs to be listed on Nasdaq or another national securities exchange as promptly as practicable after the Detachment Date or, if the Detached CVRs do not satisfy the applicable listing standards, to facilitate their quotation on an over-the-counter market. Prior to seeking to cause any Transferable Detached CVRs to be eligible for deposit and book-entry transfer through DTC, the Company shall deliver to the Rights Agent (and, if requested, to DTC) an opinion of counsel to the Company, in form and substance reasonably satisfactory to the Rights Agent, to the effect that the issuance of the Transferable Detached CVRs has been registered under the Securities Act or does not require registration under the Securities Act and that the Transferable Detached CVRs are not “restricted securities” within the meaning of Rule 144 under the Securities Act, and the Rights Agent shall not be required to take any action to cause the Transferable Detached CVRs to be deposited with DTC until it has received such opinion. The Company shall make such other filings under the Securities Act, the Exchange Act and applicable state securities laws as may be required in connection with any Detachment.
(f)
Holders as of the Detachment Record Date. A Person who acquires shares of Common Stock after the Detachment Record Date shall not, by virtue of such shares, be a Holder of any CVR. From and after the Detachment Date, the Detached CVRs shall be held by the Holders as of the Detachment Record Date and their permitted transferees.
Section 2.4
Transfer of Detached CVRs; CVR Register.
(a)
Transferable Detached CVRs may be sold, assigned, transferred or otherwise disposed of, in whole or in part, subject to compliance with applicable securities laws and the procedures of the Rights Agent and, if applicable, DTC. Non-Transferable Detached CVRs may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, in whole or in part, other than pursuant to a Permitted Transfer, and any purported transfer of a Non-Transferable Detached CVR in violation of this Section 2.4(a) shall be void ab initio.

Non-Transferable Detached CVRs shall not be listed on any securities exchange or quoted on any quotation system.
(b)
Every request to register the transfer of a Detached CVR shall be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or such Holder’s attorney duly authorized in writing, together with a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program and, in the case of a Permitted Transfer, such evidence of the circumstances of the transfer as the Rights Agent may reasonably request. The Rights Agent may require payment of a sum sufficient to cover any transfer tax or governmental charge payable in connection with a transfer. Upon receipt of the foregoing, the Rights Agent shall register the transfer in the CVR Register. No transfer of a Detached CVR shall be valid until so registered, and a duly transferred Detached CVR shall entitle the transferee to the same rights and benefits under this Agreement as were held by the transferor. Transfers of Detached CVRs held through DTC shall be effected in accordance with the procedures of DTC.
(c)
A Holder may change its address of record in the CVR Register by written notice to the Rights Agent. The Rights Agent shall furnish a copy of the CVR Register to the Company upon request and, upon written request and at the expense of the requesting Persons, to the Acting Holders for the purpose of exercising their rights under this Agreement.
(d)
The Rights Agent shall have no responsibility to any beneficial owner of Detached CVRs held through DTC or any other nominee, and all payments and notices in respect of Detached CVRs registered in the name of Cede & Co. shall be made to DTC for distribution to its participants in accordance with its procedures.
Section 2.5
Warrants and Other Rights to Acquire Common Stock.
(a)
Shares of Common Stock issued prior to the Detachment Date upon the exercise, conversion or settlement of any warrant, option, restricted stock unit, convertible security or other right to acquire Common Stock shall carry CVRs in accordance with Section 2.1(a). Except as provided in Section 2.5(b), no CVR shall be issued in respect of any such warrant, option, restricted stock unit, convertible security or other right, or in respect of shares of Common Stock issued upon its exercise, conversion or settlement on or after the Detachment Date.
(b)
To the extent that the terms of any warrant to purchase Common Stock outstanding on the Record Date (each, a “Warrant”) entitle the holder thereof to participate in the distribution of the CVRs, the Company shall satisfy such entitlement by issuing to such holder, upon and only upon the exercise of such Warrant (in whole or in part), (i) if such exercise occurs prior to the Detachment Date, shares of Common Stock carrying CVRs in accordance with Section 2.1(a), and (ii) if such exercise occurs on or after the Detachment Date and prior to the Expiration Date, one Detached CVR for each share of Common Stock so issued, which Detached CVRs shall be registered in the CVR Register and shall be Transferable Detached CVRs or Non-Transferable Detached CVRs, as applicable, in accordance with the election made pursuant to Section 2.3(a)(ii). If the Board determines that the terms of any Warrant require a different treatment, the Company may issue to the holder of such Warrant, at such time and in such number as the Board determines to be required by the terms of such Warrant, CVRs that, prior to the Detachment Date, shall be registered on a separate register maintained by the Rights Agent solely upon, and in accordance with, written instructions of the Company specifying the number of CVRs to be so registered (upon which the Rights Agent may rely conclusively), shall not be transferable other than together with such Warrant, and shall participate in CVR Payments pari passu with all other CVRs. Any CVR issued, and any participation entitlement conferred, under this Section 2.5(b) in respect of a Warrant shall be in full satisfaction of, and shall be credited against, the right (if any) of the holder of such Warrant to participate in the CVRs or in any CVR Payment under the terms of such Warrant, and no share of Common Stock issued upon exercise of such Warrant shall carry an additional CVR under Section 2.1(a) to the extent a CVR has previously been issued, or an entitlement conferred, under this Section 2.5(b) in respect of that share. Prior to the Detachment Date, the Company shall reserve for issuance under this Section 2.5(b) a number of CVRs equal to the number of shares of Common Stock then issuable upon exercise in full of the Warrants (including any portion of a Warrant the exercise of which is then held in abeyance under the beneficial ownership limitations contained therein), and, to the extent such reserved CVRs are then subject to a participation entitlement, they shall be included in the total number of CVRs outstanding for purposes of the definition of CVR Payment Amount and for purposes of Article 6. Upon any Detachment, the Company shall determine, and shall set forth in the Detachment Notice, the number of Detached CVRs reserved in respect of the Warrants as of the Detachment Record Date, and shall not thereafter issue Detached CVRs under this Section 2.5(b) in excess of that number; any Detached CVRs so reserved that are not issued prior to the Expiration Date shall be cancelled, and no CVR Payment shall be increased or recalculated by reason of such cancellation. Any CVR issued pursuant to this Section 2.5(b) after a CVR Payment Record Date shall not participate in the CVR Payment made in respect of such CVR Payment Record Date.
Section 2.6
No Voting, Dividends or Interest; No Equity Interest; Nature of Rights.
(a)
The CVRs shall not have any voting or dividend rights, and no interest shall accrue on any amount payable in respect of the CVRs.
(b)
The CVRs shall not represent any equity or ownership interest in the Company or any of its Affiliates. The rights of the Holders in respect of the CVRs are contractual rights limited to those expressly set forth in this Agreement, and nothing in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any right as a stockholder of the Company, including any right to vote, to receive dividends or other distributions (other than CVR Payments) or to receive notice of or attend any meeting of stockholders.
(c)
Each Holder, by acceptance of a CVR, acknowledges that (i) as of the date of this Agreement, no marketing application for any product candidate of the Company has been approved by the FDA and no Voucher has been awarded to the Company or any of its Affiliates; (ii) the award of a Voucher is contingent upon, among other things, FDA approval of a qualifying marketing application prior to the sunset of the applicable voucher program, which approval may never occur or may occur only after such sunset; (iii) the Company has no obligation under this Agreement to seek or obtain any such approval, or to sell or otherwise monetize any Voucher, as more fully provided in Section 5.1; (iv) the value of any Voucher and the terms and timing of any Monetization Event are subject to numerous factors beyond the control of the Company; (v) the CVR Payments are subject to the Payment Cap and to Section 3.3; and (vi) there is no assurance that any CVR Payment will be made. Neither the Company nor any of its Affiliates, nor any of

their respective directors, officers or employees, owes any fiduciary duty to any Holder in its capacity as such by virtue of the CVRs or this Agreement, and the parties intend that the express provisions of this Agreement govern their contractual relationship with respect to the CVRs.
Section 2.7
Repurchase and Abandonment of Detached CVRs. Following a Detachment, (a) the Company and its Affiliates may purchase Detached CVRs in the open market, in privately negotiated transactions or otherwise, for such consideration as they may determine, and any Detached CVRs so acquired shall be cancelled and shall cease to be outstanding, and (b) any Holder may at any time abandon all or any portion of such Holder’s Detached CVRs, without consideration, by written notice to the Rights Agent and the Company, whereupon such Detached CVRs shall be cancelled and shall cease to be outstanding.
Article 3

CVR PAYMENTS
Section 3.1
CVR Payments.
(a)
Obligation to Pay. Upon the occurrence of a Monetization Event, the Company shall pay to the Holders, in the aggregate, the CVR Payment in respect of such Monetization Event in accordance with this Article 3. Where Gross Proceeds in respect of a Monetization Event are received in installments or at different times (including upon the release of escrowed or held-back amounts or the receipt of deferred or contingent consideration), a separate CVR Payment shall be calculated and paid in respect of each such receipt of Gross Proceeds, and Permitted Deductions shall be applied in the order incurred. No CVR Payment, once paid to the Holders, shall be subject to recoupment, clawback or set-off from the Holders; the sole consequence for the Company of any amount subsequently paid to a purchaser, or reserved in respect of a claim, under a Voucher Sale Agreement is the treatment of such amount as a Permitted Deduction and the carryforward provided in the definition of Net Proceeds.
(b)
CVR Payment Statement. Within 30 days after the receipt by the Company or any of its Affiliates of Gross Proceeds in respect of a Monetization Event or the delivery of the determination of Fair Market Value pursuant to Section 3.6 in connection with a Deemed Monetization, the Company shall deliver to the Rights Agent a written statement, certified by the chief financial officer of the Company, setting forth in reasonable detail the calculation of the Gross Proceeds, Permitted Deductions, Net Proceeds and CVR Payment, the CVR Payment Amount per CVR, and the CVR Payment Record Date and CVR Payment Date (a “CVR Payment Statement”). If the total number of CVRs that will be outstanding as of the CVR Payment Record Date cannot be determined at the time the CVR Payment Statement is delivered, such statement shall set forth an estimated CVR Payment Amount per CVR, and the Company shall deliver to the Rights Agent a final CVR Payment Statement setting forth the actual number of CVRs outstanding as of the CVR Payment Record Date and the final CVR Payment Amount per CVR, not later than three Business Days after the CVR Payment Record Date. No change in the number of CVRs outstanding shall reduce the aggregate CVR Payment payable in respect of a Monetization Event. From and after the Detachment Date, the Rights Agent shall, at the expense of the Company and as soon as practicable after receipt of a CVR Payment Statement under this Section 3.1(b) (or, where such statement sets forth an estimated CVR Payment Amount, the final CVR Payment Statement), send each Holder at its registered address a copy of such statement. Prior to the

Detachment Date, the Company shall make each CVR Payment Statement available to the Holders by press release or by filing with the SEC, and the Rights Agent shall have no obligation to deliver any CVR Payment Statement to any Holder.
(c)
Record Date and Payment Date. Concurrently with the delivery of each CVR Payment Statement, the Board shall fix a record date for the determination of the Holders entitled to receive the applicable CVR Payment (the “CVR Payment Record Date”) and a date for the payment thereof (the “CVR Payment Date”), which CVR Payment Date shall be not more than 30 days after the CVR Payment Record Date and not more than 60 days after the date of the applicable CVR Payment Statement; provided that in no event shall the CVR Payment Date occur later than 75 days after the receipt by the Company or any of its Affiliates of the Gross Proceeds to which such CVR Payment relates or, in the case of a Deemed Monetization, later than 75 days after the delivery of the determination of Fair Market Value pursuant to Section 3.6; provided that, prior to the Detachment Date, the CVR Payment Record Date and the CVR Payment Date shall be fixed in compliance with Section 213(c) of the DGCL and the applicable rules of Nasdaq. Prior to the Detachment Date, the ex-dividend date for each CVR Payment, and the entitlement of any Person to receive a CVR Payment in respect of shares of Common Stock traded on or about the CVR Payment Record Date, shall be determined in accordance with the applicable rules and procedures of Nasdaq and DTC, including any rule providing for a deferred ex-dividend date and due-bill procedures in respect of a distribution equal to or greater than 25% of the value of the Common Stock, and the provisions of this Agreement shall be applied consistently with those rules and procedures.
(d)
Payment Prior to Detachment. If the CVR Payment Record Date occurs prior to the Detachment Date, the CVR Payment shall be paid to the Holders of record of Common Stock at the Close of Business on the CVR Payment Record Date, pro rata in accordance with the number of shares of Common Stock (and the CVRs attached thereto) so held, and to the Holders of any CVRs registered on a separate register pursuant to Section 2.5(b) at the Close of Business on the CVR Payment Record Date, pro rata in accordance with the number of such CVRs so held (which payment shall be made through the Rights Agent in the manner provided in Section 3.1(e)), as a distribution in respect of the Common Stock, and the Company may effect such payment through the Transfer Agent and DTC in the same manner as a cash dividend on the Common Stock. The Board shall take all actions necessary to authorize and effect such distribution, including the declaration thereof in accordance with the DGCL.
(e)
Payment After Detachment. If the CVR Payment Record Date occurs on or after the Detachment Date, the Company shall, not later than two Business Days prior to the CVR Payment Date, deposit with the Rights Agent, by wire transfer of immediately available funds to an account designated in writing by the Rights Agent, the aggregate CVR Payment, and the Rights Agent shall, on the CVR Payment Date (or, if later, within three Business Days after its receipt of such funds), pay to each Holder of record of Detached CVRs as of the CVR Payment Record Date such Holder’s CVR Payment Amount by check mailed to the address of such Holder set forth in the CVR Register or by such other method as such Holder and the Rights Agent may agree, with payment in respect of Detached CVRs registered in the name of Cede & Co. made by a single payment to DTC for distribution to its participants.

(f)
For the avoidance of doubt the Company shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with and the satisfaction of each of the Company’s obligations set forth in Sections 3.1(d) or 3.1(e), as applicable.
(g)
Currency; Rounding. All CVR Payments shall be made in United States dollars. CVR Payment Amounts shall be rounded to the nearest whole cent, and no payment shall be made in respect of any fraction of a cent. The per-CVR amount of any CVR Payment shall be calculated to two decimal places and shall not otherwise be rounded. The CVR Payment Amount payable to each Holder shall be determined on an aggregate basis for all CVRs held of record by such Holder as of the applicable CVR Payment Record Date (with Cede & Co. treated as a single Holder of record in respect of all CVRs held through DTC) and shall be rounded to the nearest whole cent, and no payment shall be made in respect of any fraction of a cent. Any allocation or rounding in respect of DTC participants or beneficial owners of CVRs held through DTC or any other nominee shall be effected by DTC, such participants and such nominees in accordance with their respective procedures, and neither the Company nor the Rights Agent shall have any responsibility therefor. Any amount not paid by reason of such rounding shall be retained by the Company.
Section 3.2
Payment Cap; Qualifying Vouchers. Notwithstanding anything to the contrary in this Agreement, (a) the aggregate amount of all CVR Payments payable under this Agreement in respect of all Monetization Events relating to a Qualifying Voucher shall not exceed $50,000,000 (the “Payment Cap”), and any CVR Payment that would otherwise cause the Payment Cap to be exceeded in respect of a Qualifying Voucher shall be reduced to the extent necessary so that the Payment Cap is not exceeded, so that each CVR Payment shall equal the lesser of (x) the Sharing Percentage of the Net Proceeds of the Monetization Event (or of the applicable receipt of Gross Proceeds) and (y) the excess, if any, of the Payment Cap over the aggregate amount of all CVR Payments theretofore paid or then payable under this Agreement in respect of the Qualifying Voucher (including any amount then deferred under Section 3.3); and (b) no CVR Payment shall be payable in respect of any Voucher other than a Qualifying Voucher. For the avoidance of doubt, (i) no amount shall be counted more than once against the Payment Cap, and (ii) a CVR Payment deferred under Section 3.3 shall be counted against the Payment Cap at the time it first becomes payable and not again when paid. Where a Monetization Event relates to more than one Voucher, including a Qualifying Voucher, or where Gross Proceeds or Permitted Deductions relate to more than one Voucher, including a Qualifying Voucher, the Gross Proceeds, Permitted Deductions and resulting CVR Payment shall be allocated to the Qualifying Voucher in good faith by the Board for purposes of applying the Payment Cap, and such allocation shall be final and binding on the Holders absent manifest error.
Section 3.3
Limitations Under Delaware Law; Solvency.
(a)
Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to make, and shall not make, any CVR Payment (or any portion thereof) at any time when, in the good faith determination of the Board, (i) in the case of a CVR Payment the CVR Payment Record Date for which occurs prior to the Detachment Date, such payment would not be permitted to be made as a dividend or distribution on the Common Stock under Section 170 of the DGCL or any other provision of the DGCL or other applicable law governing distributions to stockholders, or (ii) in the case of any CVR Payment, after giving effect to such payment, the Company would be insolvent or would be unable to pay its debts as they become due in the usual course of its business. The parties intend that the CVRs constitute obligations of the Company distributed as a dividend on the Common Stock within the meaning of Section 170(a) of the DGCL, and that CVR Payments made in respect of Detached CVRs be treated as payments on obligations so distributed rather than as new distributions to stockholders; accordingly, clause (i) of this Section 3.3(a) does not apply to a CVR Payment the CVR Payment Record Date for which occurs on or after the Detachment Date.
(b)
Any CVR Payment (or portion thereof) that is not made by reason of Section 3.3(a) shall not be extinguished but shall be deferred, shall not bear interest, and shall be paid to the Holders entitled thereto as of the applicable CVR Payment Record Date as promptly as practicable (and in any event within 10 Business Days) after the Board determines in good faith that such payment may be made in compliance with Section 3.3(a). For so long as any deferred CVR Payment remains unpaid, the Board shall make such determination not less frequently than once each fiscal quarter. If any deferred CVR Payment (or portion thereof) remains unpaid on the date that is 24 months after the CVR Payment Date originally fixed therefor, the obligation of the Company to make such payment shall terminate.
(c)
The Company shall promptly (i) deliver written notice to the Rights Agent, in accordance with Section 9.1, of any deferral under this Section 3.3 and of the subsequent payment of any deferred amount, and (ii) notify the Holders thereof by press release or by filing with the SEC.
Section 3.4
Withholding. The Company and the Rights Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Tax law. To the extent amounts are so deducted and withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to the Detachment Date, withholding and Tax reporting in respect of CVR Payments shall be effected in the same manner as for cash dividends on the Common Stock. Following the Detachment Date, the Rights Agent shall solicit from each Holder, and each Holder shall provide, an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit payments under this Agreement to be made without United States backup withholding, and the Company shall provide withholding and reporting instructions in writing to the Rights Agent from time to time as relevant. The Rights Agent shall have no responsibility with respect to Tax withholding, reporting or payment except as set forth in this Section 3.4 or as specifically instructed in writing by the Company. The Rights Agent shall be entitled to rely conclusively upon, and shall be fully protected in acting in accordance with, the Company’s determination of the Tax characterization of the CVRs, any Detachment and any CVR Payment, and any withholding or reporting instructions delivered by the Company, and the Company shall indemnify the Rights Agent in accordance with Section 4.3 against any Tax, interest, penalty or addition to Tax assessed against the Rights Agent as a result of any such reliance.
Section 3.5
Unclaimed Amounts. Any portion of a CVR Payment deposited with the Rights Agent that remains undistributed to the Holders six months after the applicable CVR

Payment Date (including by reason of uncashed checks or invalid addresses in the CVR Register) shall be delivered by the Rights Agent to the Company, upon demand, and any Holder shall thereafter look only to the Company for payment of such amount, without interest. Any such amount that remains unclaimed by a Holder two years after the applicable CVR Payment Date (or immediately prior to such earlier date on which such amount would otherwise escheat to or become the property of any governmental authority) shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto. Neither the Company nor the Rights Agent shall be liable to any Person in respect of any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Unless otherwise agreed in writing by the Company and the Rights Agent (including as to fees), the Company shall be responsible for all due diligence, filings, reports and remittances required under any abandoned property, escheat or similar law in respect of any CVR Payment.
Section 3.6
Company Use and Change of Control. If a Company Use of a Qualifying Voucher occurs, or if a Change of Control is consummated at a time when the Company or any of its Affiliates holds a Qualifying Voucher that has not been the subject of a Voucher Sale, such Company Use or Change of Control shall constitute a Monetization Event, and the Gross Proceeds thereof shall be deemed to equal the Fair Market Value of such Qualifying Voucher. In determining Net Proceeds in respect of a Deemed Monetization, Permitted Deductions shall include only amounts actually paid or payable by the Company or any of its Affiliates and shall not include hypothetical selling costs or hypothetical Taxes. The Company shall engage an Independent Financial Advisor within 30 Business Days after such Deemed Monetization to determine such Fair Market Value and shall use reasonable best efforts to cause such Independent Financial Advisor to deliver its determination within 45 days after its engagement, and the CVR Payment Statement in respect thereof shall be delivered within 30 days after the delivery of such determination. In the case of a Change of Control, the Company shall use commercially reasonable efforts to cause the Fair Market Value to be determined prior to the consummation of the Change of Control and the CVR Payment to be paid to the Holders of record as of a CVR Payment Record Date occurring immediately prior to such consummation, and any CVR Payment not so paid shall be assumed by the successor to the Company in accordance with Article 7.
Section 3.7
Determinations. All calculations of Gross Proceeds, Permitted Deductions, Net Proceeds, CVR Payments and CVR Payment Amounts, and all allocations of consideration among a Qualifying Voucher and other assets or rights, shall be made by the Company in good faith and shall be set forth in the applicable CVR Payment Statement. Such calculations and allocations shall be final and binding on the Holders absent manifest error or bad faith, subject to the audit right set forth in Section 5.3.
Article 4

THE RIGHTS AGENT
Section 4.1
Appointment; Duties. The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. Prior to the Detachment Date, the duties of the Rights Agent shall be limited to the receipt of notices, the performance of such ministerial functions as the Company may reasonably request in connection with this Agreement and the maintenance of the CVR register pursuant to Section 2.5(b), and the Rights Agent shall have no responsibility for the CVRs attached to the Common Stock except as expressly provided herein. The Company acknowledges that the Rights Agent also serves as the Transfer Agent and agrees that all rights, privileges, protections, immunities and indemnities afforded to the Rights Agent under this Agreement, including under Section 4.2, Section 4.3 and Section 9.12, shall apply equally to the Rights Agent in its capacity as Transfer Agent with respect to any action taken or omitted to be taken in connection with the CVRs or this Agreement, including but not limited to, the legending of certificates and the notation of ownership statements and transaction advices, the determination of Holders of record, the payment of any CVR Payment as a distribution in respect of the Common Stock, and the application of any ex-dividend, due-bill or similar procedure. From and after the Detachment Date, the Rights Agent shall maintain the CVR Register, register transfers of Detached CVRs in accordance with Section 2.4, and distribute CVR Payments in accordance with Section 3.1(e).
Section 4.2
Limitation of Liability; Reliance.
(a)
The Rights Agent shall not have any liability for any action taken or omitted to be taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction). Any liability of the Rights Agent under this Agreement shall be limited to the amount of fees (but not reimbursable expenses) paid by the Company to the Rights Agent under this Agreement during the 12 months immediately preceding the event for which recovery is sought. In no event shall the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.
(b)
The Rights Agent may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. Before the Rights Agent acts or refrains from acting, it may require a certificate of the chief executive officer or chief financial officer of the Company (an “Officer’s Certificate”) setting forth any fact or matter that in the opinion of the Rights Agent may be pertinent, and the Rights Agent shall not be liable for any action taken or omitted in good faith in reliance thereon. The Rights Agent may consult with legal counsel selected by it (who may be counsel to the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted in good faith in accordance therewith.
(c)
The Rights Agent shall not be responsible for (i) the validity or sufficiency of this Agreement or the CVRs, (ii) any calculation, determination or allocation made by the Company or the Board under this Agreement, including any calculation of Gross Proceeds, Permitted Deductions, Net Proceeds or any CVR Payment, (iii) any failure of the Company to comply with its obligations under this Agreement or any securities law, or (iv) any determination as to whether a Monetization Event, Detachment or other event has occurred, as to which the

Rights Agent may rely conclusively on written notice from the Company. The Rights Agent shall have no duty to investigate any fact or matter stated in any notice or certificate delivered to it, shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties, and shall not be liable for interest on any funds held by it. Notwithstanding anything to the contrary in this Agreement, neither the Rights Agent nor the Transfer Agent shall be required to make any payment under this Agreement, whether pursuant to Section 3.1(d), Section 3.1(e) or otherwise, unless and until the Company has deposited the full amount thereof with the Rights Agent or the Transfer Agent, as applicable, in immediately available funds not later than two Business Days prior to the applicable CVR Payment Date, and neither the Rights Agent nor the Transfer Agent shall have any liability for any delay in or failure of payment resulting from the Company’s failure to make such deposit when due. Whenever the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or omitting any action, the Rights Agent may refrain from acting until it has received such Officer’s Certificate or written instructions from the Company as it may reasonably request, and, in the case of any ambiguity or uncertainty in any provision of this Agreement or any instruction, may notify the Company and refrain from acting until the ambiguity or uncertainty is resolved to its reasonable satisfaction.
(d)
The Rights Agent acts hereunder solely as agent for the Company and does not assume any obligation or relationship of agency or trust with any Holder. The Rights Agent may perform its duties through agents or attorneys and shall not be responsible for the misconduct or negligence of any such agent or attorney appointed with due care. The Rights Agent and its Affiliates may buy, sell or deal in securities of the Company and may otherwise act as fully and freely as though it were not the Rights Agent.
Section 4.3
Compensation; Indemnification. The Company shall pay the Rights Agent the fees set forth in the fee schedule agreed between the Company and the Rights Agent and shall reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection with the preparation, negotiation, administration and performance of this Agreement. The Company shall indemnify the Rights Agent for, and hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable and documented fees and expenses of counsel) arising out of or in connection with the Rights Agent’s acceptance or performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability, except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Rights Agent. The obligations of the Company under this Section 4.3 and the protections of the Rights Agent under Section 4.2 shall survive the expiration of the CVRs, the termination of this Agreement and the resignation, removal or replacement of the Rights Agent.
Section 4.4
Resignation and Removal; Appointment of Successor. The Rights Agent may resign at any time by written notice to the Company specifying the effective date of such resignation, which shall be not fewer than 30 days after the date of such notice. The Company may remove the Rights Agent at any time by written notice to the Rights Agent specifying the effective date of such removal, which shall be not fewer than 30 days after the date of such notice (or, if earlier, the date of appointment of a successor Rights Agent). If the Rights Agent ceases to serve as Transfer Agent prior to the Detachment Date, the Rights Agent shall be deemed to have resigned effective as of the date of such cessation. If the Rights Agent resigns, is removed or otherwise becomes incapable of acting, the Company shall promptly appoint a successor Rights Agent, which shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank; if the Company fails to make such appointment within 30 days after the effective date of such resignation, removal or incapacity, the Rights Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor Rights Agent. Following any Detachment, the Company shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent to the Holders in accordance with Section 9.2. The predecessor Rights Agent shall cooperate in the transfer of the CVR Register and all other records and funds held by it to the successor Rights Agent.
Section 4.5
Acceptance by Successor; Merger of Rights Agent. Any successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Company and the predecessor Rights Agent an instrument accepting such appointment, whereupon such successor Rights Agent, without further act, shall become vested with all the rights, powers and duties of the predecessor Rights Agent under this Agreement. Any Person into which the Rights Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Rights Agent is a party, or any Person succeeding to the stock transfer or corporate trust business of the Rights Agent, shall be the successor Rights Agent under this Agreement without the execution or filing of any further instrument.
Section 4.6
Funds Held by Rights Agent. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its duties (the “Funds”) shall be held by the Rights Agent as agent for the Company and deposited in one or more segregated bank accounts maintained by the Rights Agent in its name as agent for the Company at commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch Ratings, Inc. The Rights Agent shall have no responsibility or liability for any diminution of the Funds resulting from any deposit made in accordance with this Section 4.6, including any losses resulting from a default by any bank or financial institution. The Rights Agent shall not be obligated to pay interest, dividends or earnings on the Funds to the Company, any Holder or any other Person.
Article 5

COVENANTS
Section 5.1
Company Discretion; No Development or Monetization Covenants.
(a)
The Company and its Affiliates shall have sole and absolute discretion over the development, regulatory and commercial strategy for their product candidates, including whether, when, where and how to conduct clinical studies, to seek or maintain any regulatory designation, to prepare, submit, pursue, amend or withdraw any marketing application, and to seek or obtain any regulatory approval that may give rise to the award of a Voucher, and over whether to sell, use, retain or otherwise deal with any Voucher and the timing, price and other terms of any Voucher Sale. The Company and its Affiliates may exercise such discretion as they deem appropriate in the best interests of the Company and its stockholders generally, rather than in the best interests of the Holders as such, and no Holder shall have any claim against the Company or any of its Affiliates or their respective directors, officers, employees or agents by reason of any exercise of, or failure to exercise, such discretion.
(b)
Without limiting Section 5.1(a), nothing in this Agreement shall be construed to require the Company or any of its Affiliates to (i) commence, continue or complete any clinical study or other development activity; (ii) prepare, submit, pursue or maintain any marketing application, or seek or obtain any regulatory approval or designation, for any product candidate in any indication or jurisdiction; (iii) request, seek or obtain the award of any Voucher; (iv) solicit, negotiate or accept any offer for, or sell, assign, transfer or otherwise monetize, any Voucher, whether at any particular time or price or on any particular terms or at all; or (v) refrain from using any Voucher for its own purposes. No covenant of efforts of any kind, including any covenant of commercially reasonable, reasonable or best efforts, shall be implied against the Company or any of its Affiliates with respect to the matters described in clauses (i) through (v) above, and the Holders shall have no rights in respect of any Voucher other than the contractual right to receive CVR Payments if, when and to the extent a Monetization Event occurs in accordance with this Agreement. Nothing in this Section 5.1 shall be construed to waive, disclaim or eliminate the implied covenant of good faith and fair dealing.
Section 5.2
Public Announcements. The Company shall publicly announce, by press release or by filing with the SEC, within four Business Days after the occurrence thereof, (a) the award of any Voucher to the Company or any of its Affiliates, (b) the entry into any Voucher Sale Agreement, (c) the consummation of any Monetization Event, (d) any Detachment (as provided in Section 2.3(c)), (e) any extension of the Outside Date pursuant to Section 8.1(b), and (f) any deferral of a CVR Payment pursuant to Section 3.3. Any such announcement shall constitute notice to the Holders for all purposes of this Agreement.
Section 5.3
Books and Records; Audit. Until the Expiration Date and the payment in full of all CVR Payments, the Company shall keep, and shall cause its Affiliates to keep, true, complete and accurate records in sufficient detail to permit the determination of the Gross Proceeds, Permitted Deductions, Net Proceeds and CVR Payments under this Agreement. Not more than once in any 12-month period, and within 12 months after the delivery of any CVR Payment Statement, the Acting Holders may, upon not fewer than 30 days’ prior written notice to the Company, cause an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the Company to audit such records during normal business hours for the sole purpose of verifying the calculations set forth in such CVR Payment Statement. In addition, if the Company announces, or the Acting Holders otherwise reasonably believe that the Company or any of its Affiliates has consummated, a transaction or taken an action that may constitute a Monetization Event, and the Company has not delivered a CVR Payment Statement in respect thereof, the Acting Holders may, upon not fewer than 30 days’ prior written notice to the Company, require the Company to deliver a written statement, certified by the chief financial officer of the Company, setting forth in reasonable detail the basis for the Company’s determination that no Monetization Event occurred or that no CVR Payment is payable, and may cause an accounting firm selected in the manner provided above to review the books and records relating to that determination on the terms, and subject to the confidentiality obligations, set forth in this Section 5.3. The Acting Holders may exercise the right described in the preceding sentence not more than once in any 12-month period and shall bear the cost thereof unless the review discloses that a CVR Payment was payable and was not paid when due. Such accounting firm shall enter into a customary confidentiality agreement with the Company and shall disclose to the Acting Holders only whether the CVR Payment was calculated correctly and the amount of any discrepancy. The Acting Holders shall bear the cost of any such audit unless the audit discloses an underpayment of the applicable CVR Payment by more than 10%, in which case the Company shall bear such cost. The Company shall pay any underpayment disclosed by such audit, together with the Rights Agent’s costs of distributing the same, within 30 days after the delivery of the audit report to the Company, in the manner provided in Section 3.1 to the Holders entitled thereto as of the applicable CVR Payment Record Date.
Section 5.4
Securities Law Matters. The Company shall make all filings with the SEC and Nasdaq, and shall take all other actions, required by applicable law or the rules of Nasdaq in connection with the issuance of the CVRs, any Detachment and the CVR Payments, including, if and to the extent required, the registration of the CVRs or the Detached CVRs under the Exchange Act. The Rights Agent shall have no responsibility for any such filing or action.
Section 5.5
Intended Tax Treatment. The Company intends to treat, and the parties agree to treat for United States federal and applicable state and local income tax purposes, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, (a) the declaration and issuance of the CVRs, and their attachment to the Common Stock, as not constituting a distribution of stock or property by the Company to its stockholders, and (b) each CVR Payment made in respect of a CVR Payment Record Date occurring prior to the Detachment Date as a distribution by the Company with respect to the Common Stock governed by Section 301 of the Code. The intended tax treatment of any Detachment, and of CVR Payments made in respect of Detached CVRs, shall be determined by the Board with the advice of its tax advisors and set forth in the applicable Detachment Notice. The Company shall file all Tax returns and information reports consistently with the foregoing.
Section 5.6
Further Assurances. The Company shall perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.
Section 5.7
No Circumvention. The Company shall not, and shall cause its Affiliates not to, take any action, or enter into any transaction or series of transactions, the primary purpose of which is to avoid, reduce or defer any CVR Payment that would otherwise become payable under this Agreement. Without limiting the foregoing, (a) any transfer of a Qualifying Voucher to an Affiliate of the Company, or to any other Person otherwise than on arm’s-length terms, shall be disregarded for purposes of this Agreement, and this Agreement shall apply to the subsequent disposition or use of such Qualifying Voucher by the transferee as if such disposition or use had been effected by the Company; (b) where a Qualifying Voucher is sold, assigned or transferred together with other assets or rights, the consideration allocated to the Qualifying Voucher shall be not less than the consideration that would have been allocated to it in an arm’s-length transaction between unaffiliated parties; and (c) the Company shall not agree to receive consideration for a Qualifying Voucher in a form, or by a recipient, selected principally in order to cause such consideration not to constitute Gross Proceeds. This Section 5.7 does not require the Company to develop any product candidate, to seek or obtain any regulatory approval, or to sell, use or retain any Qualifying Voucher, and does not otherwise limit the discretion reserved by Section 5.1, except where the exercise of that discretion is undertaken for the primary purpose described in the first sentence of this Section 5.7.
Article 6

AMENDMENTS
Section 6.1
Amendments Without Consent of Holders. The Company, at any time and from time to time, may enter into one or more amendments to this Agreement, without the consent of any Holder but with the consent of the Rights Agent (which shall not be unreasonably withheld, conditioned or delayed), for any of the following purposes: (a) to evidence the appointment of a successor Rights Agent; (b) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company in accordance with Article 7; (c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board considers to be for the protection and benefit of the Holders; (d) to cure any ambiguity, or to correct or supplement any provision of this Agreement that may be defective or inconsistent with any other provision of this Agreement; (e) to establish or modify procedures for any Detachment, the registration of transfers of Detached CVRs, the eligibility of Detached CVRs for deposit with DTC, and the registration or listing of Transferable Detached CVRs, or to ensure that Non-Transferable Detached CVRs are not subject to registration under the Securities Act or the Exchange Act or any applicable state securities law; (f) to extend the Outside Date in accordance with Section 8.1(b); (g) to ensure compliance by the Company with applicable law or the rules of Nasdaq or DTC; or (h) to make any other change that, in the good faith determination of the Board, does not adversely affect the interests of the Holders in any material respect; provided that no amendment pursuant to clause (c), (d), (e) or (g) shall adversely affect the interests of the Holders in any material respect. Promptly after the execution of any amendment pursuant to this Section 6.1, the Company shall notify the Holders of the substance of such amendment in accordance with Section 9.2.
Section 6.2
Amendments With Consent of Holders. In addition to any amendment permitted by Section 6.1, the Company and the Rights Agent may, with the written consent of the Acting Holders, enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provision of this Agreement, even if such amendment is adverse to the interests of the Holders; provided that, without the written consent of the Holders of not less than 66-2/3% of the outstanding CVRs (or, prior to the Detachment Date, the holders of record of not less than 66-2/3% of the outstanding shares of Common Stock, in respect of the CVRs attached thereto, together with the Holders of any CVRs registered on a separate register pursuant to Section 2.5(b), voting together as a single class on the basis of one vote for each CVR), no such amendment shall (a) reduce the Sharing Percentage or the Payment Cap, (b) amend the definition of Change of Control, Company Program, Company Use, Deemed Monetization, Fair Market Value, Gross Proceeds, Monetization Event, Net Proceeds, Permitted Deductions, Qualifying Voucher or Voucher Sale, in a manner adverse to the Holders, (c) shorten the Outside Date, (d) modify Section 3.3 in a manner adverse to the Holders, (e) alter the pro rata treatment of the CVRs, (f) reduce the percentage of CVRs the Holders of which are required to consent to any amendment, (g) amend Section 3.6, Section 5.7, Section 7.3, Section 8.1 or Section 8.2, in a manner adverse to the Holders, or (h) in substance and taken together with any related amendment or transaction, accomplish indirectly a result that clauses (a) through (g) prohibit directly. CVRs held by the Company or any of its Subsidiaries shall be disregarded in determining whether the requisite consent has been obtained.
Section 6.3
Execution of Amendments. Upon delivery of an Officer’s Certificate stating that a proposed amendment complies with this Article 6, the Rights Agent shall execute such amendment; provided that the Rights Agent shall not be required to execute any amendment that, in its determination, adversely affects its own rights, duties, obligations or immunities under this Agreement. No amendment to this Agreement shall be effective unless executed by the Company and the Rights Agent. Any amendment effected in accordance with this Article 6 shall be binding on all Holders.
Article 7

CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 7.1
Company May Not Merge, Etc. Prior to the Expiration Date, the Company shall not consolidate with or merge into any other Person, or convey, transfer, exclusively license or lease all or substantially all of its properties and assets to any Person, unless (a) the Person formed by such consolidation or into which the Company is merged, or the Person that acquires by conveyance, transfer or lease all or substantially all of the properties and assets of the Company, expressly assumes, by an instrument executed and delivered to the Rights Agent in form reasonably satisfactory to the Rights Agent, the due and punctual payment of all CVR Payments (when and as due hereunder) and the performance of every covenant of the Company under this Agreement, or (b) the Company is the surviving entity and remains bound by this Agreement. In the case of any Change of Control described in clause (c) of the definition thereof, or any other transaction in which the Company remains bound by this Agreement, the Company shall comply with Section 7.3 and Section 7.4. Nothing in this Section 7.1 shall limit the operation of Section 3.6.
Section 7.2
Successor Substituted. Upon any consolidation, merger, conveyance, transfer or lease in accordance with Section 7.1, the successor Person shall succeed to, and be substituted for, the Company under this Agreement with the same effect as if it had been named herein as the Company, and the predecessor Company (other than in the case of a lease) shall be relieved of all obligations and covenants under this Agreement and the CVRs.
Section 7.3
Preservation of Holder Rights on a Change of Control. Notwithstanding Section 2.3(b), if the Company enters into an agreement providing for, or otherwise becomes aware of, a Change of Control or any other transaction or series of transactions as a result of which the shares of Common Stock will cease to be outstanding, will cease to be shares of common stock of the Company, or will be converted into or exchanged for cash, securities or other property, then, unless all CVR Payments that are or may become payable under this Agreement are conclusively and finally settled in cash at the closing of such transaction, a Detachment shall occur automatically immediately prior to, and conditioned upon, such closing, and the Detachment Record Date shall be the Close of Business on the Business Day immediately preceding the closing date. The Board shall, prior to such Detachment Record Date, make the elections contemplated by Section 2.3(a)(ii) and Section 2.3(a)(iii) and the Company shall give the Detachment Notice as provided in Section 2.3(c); if the Board fails to make such elections, the Detached CVRs shall be Non-Transferable Detached CVRs. The Company shall deliver written notice of any Detachment under this Section

7.3 to the Rights Agent as promptly as practicable after entering into the applicable agreement or otherwise becoming aware of the applicable transaction, and in any event not fewer than 10 Business Days prior to the Detachment Record Date, and the Rights Agent shall have no liability for any delay in establishing the CVR Register or in performing its other duties in connection with such Detachment to the extent resulting from the Company’s failure to deliver such notice, or any related information or instructions, in a timely manner. The Company shall cause the Rights Agent to establish the CVR Register as of such Detachment Record Date, and from and after such Detachment the Holders shall be the Persons who held shares of Common Stock (and any CVRs registered on a separate register pursuant to Section 2.5(b)) at such Detachment Record Date and their permitted transferees. No CVR shall be issued in respect of any share of capital stock issued by the Company, the acquiring Person or any successor after such Detachment Record Date, and the Detached CVRs shall continue to represent the right to receive all CVR Payments that thereafter become payable under this Agreement, whether in respect of a Qualifying Voucher already awarded or a Qualifying Voucher awarded after such closing.
Section 7.4
Guarantee. If, upon the consummation of a Change of Control, the Company remains bound by this Agreement and becomes a Subsidiary of another Person, the Company shall cause the ultimate parent entity of the Company to execute and deliver to the Rights Agent, at or prior to such consummation, a guarantee in form reasonably satisfactory to the Rights Agent of the due and punctual payment of all CVR Payments and the performance of every covenant of the Company under this Agreement.
Article 8

EXPIRATION
Section 8.1
Expiration of the CVRs.
(a)
The CVRs shall expire, and this Agreement shall terminate (other than the provisions that by their terms survive), on the earliest of the following (the “Expiration Date”): (i) the Outside Date, if no Qualifying Voucher has been awarded to the Company or any of its Affiliates on or prior to the Outside Date; (ii) if a Qualifying Voucher has been awarded on or prior to the Outside Date, the later of (A) the Outside Date and (B) the date on which all CVR Payments in respect of all Monetization Events relating to such Qualifying Voucher have been paid in full and no further CVR Payments are or may become payable in respect thereof; (iii) the date on which CVR Payments equal to the Payment Cap have been paid in full; and (iv) the date on which all CVR Payments in respect of Monetization Events relating to the Qualifying Voucher have been paid in full. The obligation of the Company to pay any CVR Payment in respect of a Monetization Event that occurs prior to the Expiration Date, including any deferred amount under Section 3.3 and any amount payable upon the subsequent receipt of Gross Proceeds in respect of such Monetization Event, shall survive the Expiration Date until paid in full. For purposes of any CVR Payment that becomes payable on or after the Expiration Date, the CVRs shall be deemed to remain outstanding, the Holders entitled thereto shall be determined by reference to the CVR Register (or, if no Detachment has occurred, the stock ledger of the Company maintained by the Transfer Agent, together with any separate register maintained pursuant to Section 2.5(b)) as of the Close of Business on the Expiration Date, and the number of CVRs so determined shall be the denominator used to calculate the CVR Payment Amount in respect of each such payment. The rights of the Holders under Section 3.7, Section 5.3 and Section 9.3, and the obligations of the

Company under Section 5.2 and Section 5.3, shall likewise survive the Expiration Date until all such CVR Payments have been paid in full.
(b)
The Board may, at any time prior to the Outside Date and without the consent of any Holder, extend the Outside Date by resolution, and the Company shall give notice of any such extension to the Rights Agent and the Holders in accordance with Section 5.2. Any such extension shall be deemed not to adversely affect the interests of the Holders.
Section 8.2
Effect of Expiration. Upon the Expiration Date, the CVRs shall be cancelled without any consideration or compensation therefor, except that the CVRs shall be deemed to remain outstanding to the extent, and for the purposes, provided in the last two sentences of Section 8.1(a), the Rights Agent shall have no further duties hereunder other than in respect of any such unpaid CVR Payment, and the Company shall have no further obligations hereunder other than as expressly provided in Section 8.1(a), Section 4.3 and Section 4.2.
Article 9

MISCELLANEOUS
Section 9.1
Notices to the Company and the Rights Agent. Any notice or other communication to the Company or the Rights Agent under this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) on the date sent if sent by email (with confirmation of transmission) prior to 6:00 p.m., New York City time, on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, in each case addressed as follows (or to such other address as a party may designate by notice to the other party):

if to the Company:
Atossa Therapeutics, Inc.
1448 NW Market Street, Suite 500
Seattle, Washington 98107
Attention: Chief Financial Officer
Email: mark.daniel@atossainc.com

with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
One Embarcadero Center, Suite 2600
San Francisco, California 94111
Attention: Ryan A. Murr, Melanie E. Neary
Email: rmurr@gibsondunn.com, mneary@gibsondunn.com

if to the Rights Agent:
VStock Transfer, LLC
18 Lafayette Place
Woodmere, New York 11598
Attention: VStock Transfer Action Team
Email: Action@vstocktransfer.com

Section 9.2
Notices to Holders. Prior to the Detachment Date, any notice to the Holders under this Agreement shall be deemed duly given if publicly announced by the Company by press release or by filing with the SEC. From and after the Detachment Date, any notice to the Holders shall be in writing and shall be deemed duly given if (a) mailed, first-class postage prepaid, or delivered by the Rights Agent through DTC, to each Holder at its address as it appears in the CVR Register, or (b) publicly announced by the Company by press release or by filing with the SEC. Any notice so given shall be deemed given on the date of mailing, delivery to DTC or public announcement, as applicable. Neither the failure to give any notice to any particular Holder, nor any defect in any notice, shall affect the sufficiency of such notice with respect to other Holders.
Section 9.3
Benefits of Agreement; Enforcement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns) any benefit or any legal or equitable right, remedy or claim under this Agreement, all covenants and provisions of this Agreement being for the sole benefit of the Company, the Rights Agent, the Holders and their respective permitted successors and assigns. The Holders are express third-party beneficiaries of this Agreement. The Acting Holders shall have the right, on behalf of all Holders, to institute any action or proceeding at law or in equity to enforce the obligations of the Company under this Agreement, and no other Holder or group of Holders shall be entitled to institute any such action or proceeding; provided that each Holder shall have the right, which shall be absolute and unconditional, to receive payment of the CVR Payment Amounts payable to such Holder hereunder when due and, if any such CVR Payment Amount remains unpaid for more than 60 days after the date on which it became due (other than by reason of Section 3.3), to institute suit for the enforcement of such payment. The Company acknowledges that the Holders would not have an adequate remedy at law for a breach by the Company of this Agreement and agrees that the Acting Holders shall be entitled to specific performance of the obligations of the Company hereunder, without the posting of any bond, in addition to any other remedy to which they may be entitled.
Section 9.4
Governing Law. This Agreement and the CVRs shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules of such State that would require the application of the laws of any other jurisdiction.
Section 9.5
Jurisdiction. Each of the parties, and each Holder by acceptance of a CVR, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and the appellate courts thereof, for any action or proceeding arising out of or relating to this Agreement or the CVRs, waives any objection to the laying of venue in, and any claim of inconvenient forum with respect to, any such court, and agrees that service of process in any such action or proceeding may be made in the manner provided for notices in Section 9.1 or Section 9.2, as applicable.
Section 9.6
Waiver of Jury Trial. EACH OF THE PARTIES, AND EACH HOLDER BY ACCEPTANCE OF A CVR, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CVRS.

Section 9.7
Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such term or provision shall be excluded from this Agreement and the remaining terms and provisions shall remain in full force and effect; provided that if the exclusion of any such term or provision would materially and adversely affect the rights, duties, obligations or immunities of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.
Section 9.8
Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission (including .pdf and any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be deemed original signatures for all purposes.
Section 9.9
Entire Agreement. This Agreement, including Exhibit A, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.
Section 9.10
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company may not assign this Agreement or any of its rights or obligations hereunder except in accordance with Article 7. The Rights Agent may not assign this Agreement without the prior written consent of the Company, except as provided in Section 4.5. Any purported assignment in violation of this Section 9.10 shall be void.
Section 9.11
Force Majeure. The Rights Agent shall not be liable for any delay or failure in performance resulting from acts beyond its reasonable control, including acts of God, terrorism, war, civil or military disturbances, epidemics, fire, flood, strikes, work stoppages, failures of utilities or communications or computer (software or hardware) services, or governmental actions.
Section 9.12
Determinations by the Board. The Board shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or the Company hereunder or as may be necessary or advisable in the administration of this Agreement, including the right and power to interpret the provisions of this Agreement and to make all determinations deemed necessary or advisable for its administration. All such interpretations and determinations made by the Board in good faith shall be final, conclusive and binding on the Company, the Rights Agent and the Holders, and the Rights Agent shall be entitled to assume that the Board has acted in good faith and shall be fully protected in relying thereon.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ATOSSA THERAPEUTICS, INC.

By: /s/Steven C. Quay

Name: Steven C. Quay, M.D., Ph.D.

Title: Chairman, President and Chief Executive Officer

VSTOCK TRANSFER, LLC,
as Rights Agent

By: /s/ Yoel Goldfeder

Name: Yoel Goldfeder

Title:CEO

[Signature Page to Stapled Contingent Value Rights Agreement]

EXHIBIT A

FORM OF LEGEND

Certificates for shares of Common Stock issued after the Record Date and prior to the Detachment Date shall bear the following legend, and a notation substantially to the following effect shall be included in ownership statements or transaction advices for uncertificated shares:

THIS CERTIFICATE ALSO EVIDENCES AND ENTITLES THE HOLDER HEREOF TO CERTAIN CONTINGENT VALUE RIGHTS AS SET FORTH IN THE STAPLED CONTINGENT VALUE RIGHTS AGREEMENT BETWEEN ATOSSA THERAPEUTICS, INC. (THE “COMPANY”) AND VSTOCK TRANSFER, LLC, AS RIGHTS AGENT, DATED AS OF OCTOBER 8, 2026, AS AMENDED FROM TIME TO TIME (THE “CVR AGREEMENT”), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE CVR AGREEMENT, SUCH CONTINGENT VALUE RIGHTS MAY BE DETACHED FROM THE SHARES OF COMMON STOCK REPRESENTED HEREBY, IN WHICH CASE THEY WILL BE EVIDENCED SEPARATELY AND WILL NO LONGER BE EVIDENCED BY THIS CERTIFICATE. THE COMPANY WILL DELIVER TO THE HOLDER OF THIS CERTIFICATE A COPY OF THE CVR AGREEMENT WITHOUT CHARGE AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR ADDRESSED TO THE SECRETARY OF THE COMPANY.